Exhibit 3(1)

                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                            AMERADA HESS CORPORATION

          Amerada Hess Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

          The amendments to the Restated Certificate of Incorporation of the Corporation set forth below have been duly adopted in accordance with the provisions of Section 242 of the DGCL:

     Article FIRST of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

          FIRST: The name of the Corporation is

                                Hess Corporation.

     The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

          "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 620,000,000 shares of which 20,000,000 shares shall be shares of Preferred Stock, of the par value of $1 per share ("Preferred Stock"), and 600,000,000 shares shall be shares of Common Stock, of the par value of $1 per share ("Common Stock")."

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged by J. Barclay Collins, its authorized officer, in accordance with Section 103 of the DGCL.

                                              AMERADA HESS CORPORATION


Dated: May 3, 2006                            By:    /s/ J. Barclay Collins II
                                                     ---------------------------
                                              Name:  J. Barclay Collins II
                                              Title: Executive Vice President